UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2010

INLAND REAL ESTATE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

Item 7.01.  Regulation FD Disclosure.

On August 3, 2010, Inland Real Estate Corporation (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2010.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 2.02 and Item 7.01 disclosure.  A copy of the supplemental financial information for the three and six months ended June 30, 2010 referenced in the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 2.02 and Item 7.01 disclosure.

The information in this Item 2.02 and Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section.  In addition, the information in this Item 2.02 and Item 7.01, including Exhibits 99.1 and 99.2, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.  Other Events.

Financial Results for Three Months Ended June 30, 2010

For the quarter ended June 30, 2010, “Funds from Operations” (“FFO”) a non-GAAP (as defined herein) measure of performance for real estate investment trusts (“REITs”), was $6.1 million, compared to $20.0 million for the quarter ended June 30, 2009.  On a per share basis, FFO was $0.07 (basic and diluted) for the quarter, compared to $0.25 for the second quarter of 2009.

For the quarter ended June 30, 2010, the Company recorded aggregate non-cash impairment charges of $12.5 million related to five unconsolidated development joint venture projects, Tuscany Village, Shops at Lakemoor and North Aurora Towne Centre Phases I, II and III, to reflect the investments at fair value.  By comparison, for the second quarter of 2009, the Company recorded a gain on extinguishment of debt of $2.4 million related to the its repurchase of convertible senior notes at a discount to face value, which was partially offset by a non-cash charge of $0.8 million to record the other than temporary decline in value of certain investment securities.

FFO, adjusted for non cash impairment charges, net of taxes (if applicable) and gains on extinguishment of debt in each period, was $18.7 million for the quarter ended June 30, 2010, compared to $18.3 million for the quarter ended June 30, 2009.  On a per share basis, FFO adjusted for these items was $0.22 (basic and diluted) for the quarter, compared to $0.23 for the second quarter of 2009.  The Company adjusts FFO for the impact of non-cash impairment charges net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

The increase in FFO, adjusted, from the second quarter of 2009 was primarily due to lower interest expense and an increase in gains from sales of interests in the Bank of America properties through the joint venture with Inland Real Estate Exchange Corporation (“IREX”).  The decrease in FFO, adjusted, per share was due to an increase in weighted average shares outstanding related to the May 2009 and At the Market (“ATM”) equity offerings.

Net loss available to common stockholders for the second quarter of 2010 was $6.9 million, compared to net income of $4.1 million for the quarter ended June 30, 2009.  On a per share basis, net loss available to common stockholders was $0.08 (basic and diluted) for the quarter, compared to net income of $0.05 for the second quarter of 2009.  The decrease in net income from the same quarter in 2009 was primarily due to the aforementioned aggregate non-cash charges of $12.5 million recorded during the quarter, versus smaller non-cash charges of $0.8 million (related to impairment of investment securities) and a gain on the extinguishment of debt of $2.4 million that were recorded in the second quarter of 2009.  The decline in net income from the prior year quarter was partially offset by lower interest expense, a decrease in depreciation and amortization expense and increased gains on sales of joint venture interests.

A reconciliation of FFO and adjusted FFO to net income (loss) available to common stockholders, as well as FFO per share and FFO adjusted per share to net income (loss) available to common stockholders per share is provided below under “Non-GAAP Financial Measures.”

Financial Results for Six Months Ended June 30, 2010

For the six months ended June 30, 2010, FFO was $17.2 million, compared to $40.7 million for the same period of 2009.  On a per share basis, FFO for the six-month period was $0.20 (basic and diluted), compared to $0.56 for the six months ended June 30, 2009.

For the six months ended June 30, 2010, the Company recorded aggregate non-cash impairment charges, net of taxes, of $20.6 million related to unconsolidated development joint venture projects to reflect the investments at fair value.  By comparison, for the same six-month period of 2009, the Company recorded a gain on extinguishment of debt of $6.0 million related to the repurchase of its convertible senior notes at a discount to face value, which was partially offset by non-cash charges of $2.5 million to record the decline in value of certain investment securities and non-cash charges of $1.8 million related to certain properties that were sold at prices below carrying value.

FFO, adjusted for non-cash impairment charges net of taxes and gains on extinguishment of debt, was $37.8 million for the six months ended June 30, 2010, compared to $38.9 million for the same six-month period of 2009.  On a per share basis, FFO adjusted for those items was $0.44 per share (basic and diluted), compared to $0.54 per share for the same period in 2009.  The decrease in FFO, adjusted, for the six-month period was due primarily to a decrease in rental and lease termination income as well as an increase in real estate tax expense, partially offset by lower interest expense and an increase in “other income” related to gains on sales of investment securities and assumption of property at Orland Park Outlots.  Additionally, the decrease in FFO, adjusted, per share was due to an increase in weighted average shares outstanding related to the aforementioned equity offerings.

Net loss available to common stockholders for the six months ended June 30, 2010 was $9.7 million, compared to net income of $10.8 million for the same period of 2009.  On a per share basis, net loss available to common stockholders was $0.11 (basic and diluted) for the six-month period, compared to net income of $0.15 for the same period of 2009.  In addition to the items that negatively impacted FFO, adjusted, for the six-month period, net income decreased due to an increase of $16.2 million in non-cash impairment charges and no gains on extinguishment of debt and smaller gains on the sale of investment properties recorded during the first half of 2010, versus aggregate gains of $8.4 million for those items in the prior year period.  The decline in net income was partially offset by lower interest expense, a decrease in depreciation and amortization expense and an increase in other income.

A reconciliation of FFO and adjusted FFO to net income (loss) available to common stockholders, as well as FFO per share and FFO adjusted per share to net income (loss) available to common stockholders per share is provided below under “Non-GAAP Financial Measures.”

Portfolio Performance

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and six-month periods during each year.  A total of 122 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.

For the quarter, same store net operating income (“NOI”), a non-GAAP measure used to measure the performance of the Company’s investment properties, was $25.7 million, a decrease of 6.0 percent compared to $27.4 million in the second quarter of 2009.  For the six months ended June 30, 2010, same store net operating income was $50.9 million, a decrease of 10.0 percent compared to $56.6 million for the prior year period.  Same store NOI declined from prior periods primarily due to lower average same store financial occupancy, longer abatement periods on new leases and increased real estate tax expense.

A reconciliation of same store NOI to net income (loss) available to common stockholders is provided below under “Non-GAAP Financial Measures.”

As of June 30, 2010, financial occupancy for the Company’s same store portfolio was 90.4 percent, compared to 88.8 percent as of March 31, 2010, and 88.8 percent as of June 30, 2009.

Leasing

For the quarter ended June 30, 2010, the Company executed 110 leases for the total portfolio aggregating 487,208 square feet of gross leasable area (“GLA”).  This included 79 renewal leases comprising 352,225 square feet of GLA with an average rental rate of $14.27 per square foot and representing an increase of 4.6 percent over the average expiring rate.  Ten new leases and 21 non-comparable leases aggregating 134,983 square of GLA were signed during the quarter.  New leases had an average rental rate of $14.04 per square foot, representing a decrease of 17.3 percent from the average expiring rental rate; the non-comparable leases were signed with an average rental rate of $14.10 per square foot.  Non-comparable leases represent leases signed for expansion square footage, or for space in which there was no former tenant in place for one year or more.  On a blended basis, the 89 new and renewal leases signed during the quarter had an average rental rate of $14.25 per square foot, representing an increase of 1.6 percent over the average expiring rate.

Leased occupancy for the total portfolio was 92.4 percent as of June 30, 2010, compared to 92.2 percent as of March 31, 2010, and 92.9 percent as of June 30, 2009.  Financial occupancy for the total portfolio was 90.9 percent as of June 30, 2010, compared to 90.2 percent as of March 31, 2010, and 91.9 percent as of June 30, 2009.

EBITDA, Balance Sheet, Liquidity and Market Value

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), another non-GAAP measure of performance, adjusted for gains on extinguishment of debt and non-cash impairment charges, net of taxes (if applicable), was $29.3 million for the quarter, compared to $29.9 million for the second quarter of 2009.  For the six months ended June 30, 2010, EBITDA as adjusted for these items was $59.1 million, compared to $63.9 million for the prior year period.

EBITDA coverage of interest expense, as adjusted, was 3.0 times for the quarter ended June 30, 2010, compared to 2.8 times for the prior quarter and 2.6 times for the second quarter of 2009.  The Company has provided EBITDA and related non-GAAP coverage ratios because the Company believes such disclosure provides a supplemental measure in evaluating our operating performance because it excludes expenses that we believe may not be indicative of our operating performance.

A reconciliation of EBITDA and adjusted EBITDA to net income (loss) available to common stockholders as well as EBITDA and adjusted EBITDA per share to net income (loss) available to common stockholders per share is provided below under “Non-GAAP Financial Measures.”

The Company continued to strengthen its financial position during the quarter by renewing for a three-year term its $300 million unsecured credit facilities, comprised of a $150 million line of credit facility and a $150 million term loan facility.  The facilities replace the Company’s previous $140 million term loan set to mature in September of 2010 and the $155 million line of credit facility due to mature in April of 2011.

With regard to secured debt, during the quarter the Company closed one secured financing of $20.5 million on previously unencumbered properties.  Proceeds from that financing, as well as draws on the line of credit and cash on hand, were utilized to repay six consolidated mortgage loans totaling $50.1 million that were scheduled to mature in the second quarter.  Subsequent to the close of the quarter, the Company addressed $37.0 million of debt maturing in 2010 by refinancing five of the properties, paying off two and substituting two properties with one new $31.6 million two year loan.  To date this year, the Company has addressed $125 million of the $160 million of secured debt, or 78 percent, that was scheduled to mature in 2010.  The Company has received term sheets for the remaining $35.5 million of mortgage debt maturing this year.

As of June 30, 2010, the Company had $110.0 million outstanding on its unsecured line of credit facility.  Of note, the balance outstanding on the line of credit facility at quarter end included draws to fund the Company’s acquisition in June of The Point at Clark retail center in Chicago.  The Company anticipates repaying advances made to acquire the property with proceeds from financing secured by the asset and equity contributions from its joint venture partner, PGGM Private Real Estate Fund, a leading Dutch pension fund administrator and asset manager (“PGGM”).

As of June 30, 2010, the Company had an equity market capitalization of $677.4 million and total debt outstanding of $922.2 million (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $1.6 billion and a debt-to-total market capitalization of 57.7 percent.  Including the convertible notes, 58.3 percent of consolidated debt bears interest at fixed rates.  As of June 30, 2010, the weighted average interest rate on this debt was 4.99 percent.

Acquisitions

During the quarter the Company acquired for $28.8 million The Point at Clark, a multi-level retail center with 95,455 square feet of retail space, plus on-premises parking for 175 cars, in Chicago, IL.  The Company intends to contribute the property to its new joint venture with PGGM.

Joint Venture Activity

The Company announced during the quarter the formation of a new joint venture with PGGM in order to acquire up to $270 million of grocery-anchored and community retail centers in Midwest markets.  In July PGGM contributed $20 million of equity and the Company contributed consolidated retail properties with an approximate gross equity value of $45 million to the joint venture.  The Company’s contributed properties include Shannon Square Shoppes and Cub Foods in Arden, MN; the Mallard Crossing retail center in Elk Grove Village, IL; and the Woodland Commons retail center in Buffalo Grove, IL.  After the initial contributions, the agreement provides that PGGM will contribute additional equity of $50 million towards contributed properties and $60 million to new acquisitions and the Company will contribute additional assets from the consolidated portfolio, as new acquisitions are identified.  The joint venture plans to acquire additional assets using leverage consistent with the Company’s existing business plan during the two-year investment period to achieve its investment objectives.  The Company holds a 55 percent ownership interest in the venture and will earn fees for asset management, property management, leasing and other services provided to the venture.

In July, the Company assumed full ownership of Algonquin Commons, a property previously held through its joint venture with the New York State Teachers Retirement System (“NYSTRS”), on substantially the same terms as previously disclosed.

The Company regularly reviews its investments in unconsolidated entities.  If circumstances indicate that there may have been a loss in value of an equity method investment, the Company evaluates the investment for impairment by estimating its ability to recover the investment from future expected cash flows.  If the loss in value is determined to be other than temporary, the Company recognizes an impairment charge to reflect the investment at fair value.  Accordingly, in the second quarter the Company recorded aggregate non-cash impairment charges of $12.5 million related to five unconsolidated development joint venture projects to reflect the investments at fair value.  These included Tuscany Village in Florida ($1.3 million), the Shops at Lakemoor ($3.2 million), and North Aurora Towne Centre Phases I ($3.9 million), II ($1.5 million) and III ($2.6 million) located in the Chicago area.

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts (“NAREIT”) has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net income (loss) available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009

Net income (loss) available to common stockholders	$(6,936)	4,087	(9,668)	10,760
Gain on sale of investment properties	(521)	(8)	(521)	(2,349)
Equity in depreciation and amortization of unconsolidated joint ventures	3,339	4,602	6,939	8,507
Amortization on in-place lease intangibles	568	989	1,134	1,665
Amortization on leasing commissions	252	299	526	828
Depreciation, net of noncontrolling interest	9,438	9,991	18,758	21,247

Funds From Operation	6,140	19,960	17,168	40,658

Gain on extinguishment of debt	-	(2,443)	-	(6,049)
Impairment loss, net of taxes:
Provision for asset impairment	12,540	-	17,991	1,824
Impairment of investment securities	-	823	-	2,504
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	2,498	-
Provision for income taxes:
Tax expense related to current impairment charges, net of valuation
allowance	-	-	147	-

Funds From Operations, adjusted	$18,680	18,340	37,804	38,937

Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$(0.08)	0.05	(0.11)	0.15
Funds From Operations, per common share – basic and diluted	$0.07	0.25	0.20	0.56

Funds From Operations, adjusted per common share – basic and diluted	$0.22	0.23	0.44	0.54

Weighted average number of common shares outstanding, basic	85,419	78,427	85,383	72,536

Weighted average number of common shares outstanding, diluted	85,500	78,481	85,463	72,590

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009

Income (loss) from continuing operations	$(7,383)	3,717	(10,054)	8,394
Gain on sale of property	-	-	-	(341)
Net income attributable to noncontrolling interest	(89)	(78)	(162)	(175)
Income from discontinued operations, excluding gains	15	440	27	533
Income tax (benefit) expense of taxable REIT subsidiary	655	(55)	621	402
Interest expense	7,145	8,674	15,080	18,501
Interest expense associated with discontinued operations	-	6	4	12
Interest expense associated with unconsolidated joint ventures	2,678	2,837	5,584	5,864
Depreciation and amortization	10,346	11,351	20,593	23,828
Depreciation and amortization associated with discontinued operations	4	19	8	91
Depreciation and amortization associated with unconsolidated joint ventures	3,339	4,602	6,939	8,507

EBITDA	$16,710	31,513	38,640	65,616
Gain on extinguishment of debt	-	(2,443)	-	(6,049)
Impairment of investment securities	-	823	-	2,504
Provision for asset impairment	12,540	-	17,991	1,824
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	2,498	-

EBITDA, adjusted	29,250	29,893	59,129	63,895

Total Interest Expense	$9,823	11,517	20,668	24,377

EBITDA: Interest Expense Coverage Ratio	1.7 x	2.7 x	1.9 x	2.7 x

EBITDA: Interest Expense Coverage Ratio, adjusted	3.0 x	2.6 x	2.9 x	2.6 x

Same Store Net Operating Income Analysis

The following schedule presents same store net operating income, which is the net operating income of properties owned in both the three and six months ended June 30, 2010 and 2009, along with other investment properties new operating income.  Same store net operating income is considered a non-GAAP financial measure because it does not include straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense.  We provide same store net operating income as it allows investors to compare the results of property operations for the three and six months ended June 30, 2010 and 2009.  We also provide a reconciliation of these amounts to the most comparable GAAP measure, net income available to common stockholders.

	Three months ended June 30, 2010	Three months ended June 30, 2009	% Increase -Decreased	Six months ended June 30, 2010	Six months ended June 30, 2009	% Increase -Decreased
Rental income and additional income:
”Same store” investment properties, 122 properties
Rental income	$28,755	30,274	-5.0%	57,440	61,028	-5.9%
Tenant recovery income	9,571	8,895	7.6%	22,430	22,504	-0.3%
Other property income	588	659	-10.8%	968	1,861	-48.0%
”Other investment properties
Rental income	54	-		54	60
Tenant recovery income	27	1		27	76
Other property income	-	-		-	-

Total rental income and additional income	$38,995	39,829		80,919	85,529

Property operating expenses:
”Same store” investment properties, 122 properties
Property operating expenses	$4,542	4,681	-3.0%	12,715	12,934	-1.7%
Real estate tax expense	8,646	7,774	11.2%	17,186	15,872	8.3%
”Other investment properties”
Property operating expenses	1	4		1	20
Real estate tax expense	27	-		27	-

Total property operating expenses	$13,216	12,459		29,929	28,826

Property net operating income (loss)
”Same store” investment properties	$25,726	27,373	-6.0%	50,937	56,587	-10.0%
”Other investment properties”	53	(3)		53	116

Total property net operating income	$25,779	27,370		50,990	56,703

Other income:
Straight-line rents	422	(272)		472	(440)
Amortization of lease intangibles	(23)	19		(46)	42
Other income	968	381		3,438	718
Fee income from unconsolidated joint ventures	876	694		1,507	1,836
Gain on sale of investment properties	-	-		-	341
Gain on sale of joint venture interest	1,536	433		2,010	1,366
Gain on extinguishment of debt	-	2,443		-	6,049

Other expenses:
Income tax benefit (expense) of taxable REIT subsidiary	(655)	55		(621)	(402)
Bad debt expense	(1,635)	(1,851)		(3,714)	(2,606)
Depreciation and amortization	(10,346)	(11,351)		(20,593)	(23,828)
General and administrative expenses	(3,597)	(3,171)		(6,827)	(6,450)
Interest expense	(7,145)	(8,674)		(15,080)	(18,501)
Impairment of investment securities	-	(823)		-	(2,504)
Provision for asset impairment	(12,540)	-		(17,991)	(1,824)
Equity in loss of unconsolidated ventures	(1,023)	(1,536)		(3,599)	(2,106)

Income (loss) from continuing operations	(7,383)	3,717		(10,054)	8,394
Income from discontinued operations	536	448		548	2,541
Net income (loss)	(6,847)	4,165		(9,506)	10,935

Less: Net income attributable to the noncontrolling interest	(89)	(78)		(162)	(175)
Net income (loss) available to common stockholders	$(6,936)	4,087		(9,668)	10,760

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Inland Real Estate Corporation dated August 3, 2010

99.2	Supplemental financial information of Inland Real Estate Corporation for the three and six months ended June 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: August 3, 2010	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Inland Real Estate Corporation dated August 3, 2010

99.2	Supplemental financial information of Inland Real Estate Corporation for the three and six months ended June 30, 2010